EX-99.CODE OF ETHICS

SARBANES-OXLEY ACT CODE OF ETHICS

FOR PRINCIPAL EXECUTIVE AND PRINCIPAL

FINANCIAL OFFICERS OF CRM MUTUAL FUND TRUST

I.	Covered Officers/Purpose of the Code

This code of ethics (the “Code”) 1 for CRM Mutual Fund Trust (the “Trust”) applies to the Trust’s President and Principal Executive Officer, Treasurer and Principal Accounting and Financial Officer (each, a “Covered Officer” and collectively, the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Commission and in other public communications made by the Trust;

•	compliance with applicable laws and governmental rules and regulations;

•	an environment that encourages disclosure of ethical and compliance related concerns;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code without fear of reprisal; and

•	accountability for adherence to this Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to apparent as well as actual conflicts of interest. The Covered Officers are integral to the Trust’s goal of creating a culture of high ethical standards and commitment to compliance.

1 This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, Cramer Rosenthal McGlynn, LLC, which serves as investment adviser to the series of the Trust (the “Adviser”), or the principal underwriter or other service providers of the Trust govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. Certain conflicts of interest that may arise out of the relationships between Covered Officers and the Trust already are subject to conflict of interest provisions in, or in regulations adopted by the U.S. Securities and Exchange Commission (the “Commission”) pursuant to, the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”) and the U.S. Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). The compliance programs and procedures of the Trust and of the Adviser, are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. For example, the Trust’s code of ethics under Rule 17j-1 of the Investment Company Act and the Adviser’s code of ethics under the Investment Advisers Act are separate requirements applying to the Covered Officers, and are not part of this Code. In addition, there are certain conflicts of interest that are covered by this Code that are not subject to provisions of the Investment Company Act and the Investment Advisers Act.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with a Trust.

Certain conflicts of interest arise out of the relationship between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the “1940 Act”), as amended, and the Investment Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The Trust’s Adviser has adopted and implemented a compliance program and procedures that are designed to prevent, identify and correct, violations of these provisions, as described above.

The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.2

Each Covered Officer must:

•

not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

•

not use material non-public knowledge of Trust transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

•	report at least annually affiliations or other relationships related to conflicts of interest covered by the Trust’s Directors and Officers Questionnaire, as described below.

There are some potential conflicts of interest which must always be referred to the individual designated from time to time by the Board of the Trust as the compliance officer for purposes

2 Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and the Adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically for purposes of this Code. In addition, it is recognized by the Trust’s Board of Trustees (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this Code or other codes.

of this Code (the “Compliance Officer”). No action may be taken without his approval. Examples of these include:3

•	service as a director on the board of any public or private company;

•	the receipt of any gifts from any person or entity with which the Trust has a current or prospective business relationship in excess of $100;

•

the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;[4]

•

any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than the Investment Adviser or the Trust’s principal underwriter, administrator or any affiliated person thereof; and

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

Each Covered Officer should:

•	familiarize himself with the disclosure requirements generally applicable to the Trust;

•

not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s trustees and auditors and to governmental regulators and self-regulatory organizations;

•	cooperate with the Trust’s independent accountants, regulatory agencies, and internal auditors in their review of the Trust and its operations;

•

to the extent appropriate within his area of responsibility, consult with the other officers and employees of the Trust and the Investment Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Trust file with, or submit to, the Commission and in other public communications made by the Trust;

•	have the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

3 Any activity or relationship that would present a conflict for the Covered Officer would also likely present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship.

4 All Covered Officers are required to report activity of gifts and entertainment in accordance with the Adviser’s Sensitive Payments Policy.

IV.	Reporting and Accountability

Each Covered Officer must:

•	affirm in writing to the Board that he has received, read, and understands this Code;

•	annually affirm to the Board that he has complied with this Code;

•	report at least annually affiliations and other relationships related to conflicts of interest covered by the Trust’s Questionnaire for Trustees and Officers;

•

not retaliate against any trustee or other officer of the Trust and any partner or employee of the Investment Adviser, or any partner, officer, trustee, or employee of any of their affiliated persons for reports of potential violations that are made in good faith; and

•

notify the Compliance Officer promptly if he knows of any material violation of applicable laws, regulations, or of this Code has occurred, is occurring, or is about to occur. Failure to do so is itself a violation of this Code.

The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

The Trust will follow these procedures in investigating and enforcing this Code:

•	the Compliance Officer will take all appropriate action to investigate any potential violations reported to him;

•	if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

•	any matter that the Compliance Officer believes is a violation will be reported to the Trustees Committee of the Trust (the “Committee”);

•

if the Committee concurs that a violation has occurred, the Committee will consider appropriate action. Appropriate action may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its partners; or a recommendation to the Board of the Trust to dismiss the Covered Officer as an officer of the Trust;

•	the Committee will be responsible for granting waivers, as appropriate, of any material violation of this Code reported to the Committee; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by Commission rules.

V.	Sanctions

The matters covered in this Code are of the utmost importance to the Trust and its shareholders and are essential to the Trust’s ability to conduct business. Each Covered Officer is expected to adhere to these rules (to the extent applicable) in carrying out his or her duties for the Trust. The conduct of each Covered Officer can positively influence the conduct of all officers, employees and agents of the Trust. The Trust will, if appropriate, take action against any Covered Officer whose actions are found to violate the Code. Appropriate sanctions for violations of the Code will depend on the materiality of the violation to the Trust.

VI.	Amendments

Any amendments to this Code must be approved by a majority vote of the Board, including a majority of Trustees who are not “interested persons” as defined in the Investment Company Act (the “Non-Interested Trustees”).

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Committee, counsel to the Trust, counsel to the Non-Interested Trustees, the Adviser, its counsel, any administrator or underwriter for the Trust, or their counsel. The Compliance Officer, the Committee and the Board shall have the authority to make additional general or specific exceptions to this confidentiality policy.

VIII.	Internal Use

This Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion. Nor is this Code a waiver of any right or privilege of the Trust. This Code is a statement of certain fundamental principles, policies, and procedures that govern the Covered Officers in the conduct of the Trust’s business. It is not intended and does not create any rights in any employee, investor, supplier, creditor, shareholder or any other person.

Date: August 20, 2020